EXHIBIT 10.4

591 Camino de la Reina, Suite 418 San Diego, CA 92108 619.330.4000 fax 619.330.4002

www.mariposa-software.com

November 1, 2006

Jana McKeag

Vice President, Governmental Relations

Re:	Employment Terms

Dear Ms. McKeag:

This letter confirms in writing the changes to your employment terms with Venture Catalyst Incorporation (“VCAT”) that were approved by the Compensation Committee of the Board of Directors of VCAT. Effective as of September 11, 2006, your annual base compensation was increased from $150,000 to $175,000 payable in accordance with VCAT’s normal payroll practices. In addition, you were awarded a discretionary bonus of $17,000 that was paid on September 15, 2006. No other changes were made to your compensation.

Further, as of September 11, 2006, we agreed that you may seek to obtain and perform government relations work for other clients as a separate business outside of the time you work as a full time employee of VCAT so long as (1) each prospective engagement does not interfere with the performance of your obligations to VCAT and VCAT’s clients, (2) each prospective new engagement is pre-approved in writing by the Chairman of the Board or Chief Executive Office of VCAT, in their sole discretion, and (3) the prospective engagement is not inconsistent with your compliance with VCAT’s Code of Business Conduct and Ethics. You acknowledge that any work or services you perform for other clients is independent of, and not within the scope of your employment with VCAT, and VCAT will have no responsibility for your performance of services for your separate clients or your acts or omissions in connection with such work. You will not be covered by any VCAT insurance or indemnity agreements with respect to your separate business. You will be responsible for payment of all taxes and compliance with law in connection with your separate business. You agree that you will not hold yourself out as working on behalf of VCAT when entering into any new engagement or performing any services for your separate clients. You further agree that you will not disclose to VCAT or use any confidential information of any separate client in the course of performing any work or services on behalf of VCAT.

Except as set forth in this letter, no changes to the terms and conditions of employment are being made hereby. You remain an at-will employee for VCAT as of the date hereof.

Sincerely,

/S/ Greg Shay

Greg Shay

CEO & President

Venture Catalyst Incorporated